UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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CytoDyn Inc.

(Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.

BRUCE PATTERSON, M.D.

PETER STAATS, M.D., MBA

MELISSA YEAGER

CCTV PROXY GROUP, LLC

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The participants named herein (collectively, the “Participants”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

On August 31, 2021, Jeffrey P. Beaty, one of the Participants, posted the text set forth in Item 1 and Item 2 below on a Reddit page entitled “r/CYDY” (the “CYDY Subreddit”) using the username “u/superchet.” On August 30, 2021, after 5:30 p.m. Eastern Time, Mr. Beaty posted the text set forth in Item 3 below on the CYDY Subreddit.

Item 1

Invitation to Call with 13D Committee and Members of the Proposed Slate--9/6/21 at 6p.m. EST

My name is Jeff Beaty, and I am on the 13D nominating committee (the committee). Our committee is made up of three people: me, Paul Rosenbaum, and Art Wilmes. We three are running the proxy fight against CytoDyn.

We would like to do a call with the Reddit community to introduce ourselves and our proposed slate and to clear up misinformation that is being maliciously spread. I will also address some of the more often repeated misstatements here.

As I disclosed in the materials required by CytoDyn, I am a shareholder and board member of IncellDx. As such, I am in a position to definitively state who from our proposed slate has any ties to IncellDx, and I hope this will stop the misinformation and fear-mongering that is unfortunately so prevalent.

Bruce Patterson, MD--Dr. Patterson is the CEO and founder of IncellDx and the only member of our nominated slate with ANY ties to IncellDx. Dr. Patterson disclosed this information to Cytodyn in their materials.

Paul Rosenbaum--Mr. Rosenbaum has no ties whatsoever to IncellDx.

Thomas Errico, MD--Dr. Errico has no ties whatsoever to IncellDx.

Peter Staats, MD--Dr. Staats has no ties whatsoever to IncellDx.

Melissa Yeager--Ms. Yeager has no ties whatsoever to IncellDx.

Arthur Wilmes--Although not part of the nominated slate, Mr. Wilmes is part of the committee and has no ties whatsoever to IncellDx.

Some are also contending that Mr. Caracciolo and Dr. Pestell are key members of the 13D group (the group). It is important to note that the group is comprised exclusively of individual shareholders who have contributed financially to the nominating committee's efforts. The group is not in any way responsible for the strategy of the proxy fight. Both Dr. Pestell and Mr. Caracciolo have each contributed about 1% of the money raised to support the proxy fight. That is the extent of their involvement in the committee's efforts. All money raised has been from individual CytoDyn shareholders who are completely fed up with the lack of competence and credibility in CytoDyn's current management team. Any reference to dark money or big pharma money is a blatant attempt to manipulate shareholders and silence dissenting voices. On the other hand, Nader is frivolously wasting fast-dwindling company funds to remove shareholder choice at the upcoming annual meeting.

We formed the committee because we see the potential of Leronlimab and believe the world needs and deserves access to this molecule. Our most pressing goal is to gain FDA approval for Leronlimab and start generating much-needed revenue for CytoDyn. We will achieve that with a phase 3 long hauler study. More details to follow, but we have had discussions with the FDA and have incorporated their advice into the trial protocol, which has been written and is ready to be filed. Other goals are fixing the beleaguered HIV BLA and focusing the oncology effort on individual cancers which have the highest expression of CCR5.

We invite all of you to join us on a call to discuss our plans for CytoDyn and address any and all questions you have. Please email questions in advance to CYDY13Dcommittee@gmail.com. The call will take place on Monday, September 6th, at 6:00 p.m. EST. Instructions to join the call will follow.

CytoDyn desperately needs leadership change, and now is the time to implement that change.

Item 2

Join the call and hear directly from Bruce Patterson about long haulers and the discoveries he's made in the space. The FDA was very helpful in providing guidance to design the trial. It's very exciting and should help millions of people around the world.

Paul Rosenbaum will address your question about IncellDx.

Item 3

The 13D nominating committee will be happy to schedule a call with shareholders from Reddit. We will go through our plan in detail and address questions. More details to follow but here's a brief summary. Our most pressing goal is to gain FDA approval for Leronlimab and start generating much-needed revenue for CytoDyn. We will achieve that with a phase 3 long hauler study. We have had discussions with the FDA and have incorporated their advice into the trial protocol, which has been written and is ready to be filed. Other goals are fixing the beleaguered HIV BLA and focusing the oncology effort on individual cancers which have the highest CCR5 expression.

We will be back with a date and time for the call but it will be next week. In the interim, forward your questions to CYDY13Dcommittee@gmail.com.